UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2026

 U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 300, HOUSTON, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	USPH	New York Stock Exchange
Common Stock, $.01 par value	USPH	NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
◻

ITEM 1.01 Entry into a Material Definitive Agreement.
Effective September 1, 2026, in connection with his appointment as Executive Vice President and Chief Financial Officer of U.S. Physical Therapy, Inc. (the “Company”) as described under Item 5.02 below, Nchacha Etta entered into an Employment Agreement (the “Employment Agreement”) with the Company.  Pursuant to the Employment Agreement, Mr. Etta is entitled to receive an annual base salary of $625,000 and additional bonuses based on achievement of certain goals and objectives at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”).  Mr. Etta’s salary is subject to increase at the discretion of the Board. In connection with the execution of the Employment Agreement and upon commencement of employment with the Company, Mr. Etta also shall receive an initial grant of shares of the Company’s common stock having a market value on the date of the grant of approximately $550,000, and vesting in equal quarterly installments over a four-year period. In addition, for the portion of his employment term during 2026, Mr. Etta will receive a grant of restricted stock and/or restricted stock units having a market value on the date of the grant of approximately $200,000, with such restrictions and other conditions as determined by the Company, and a prorated discretionary cash bonus, in each case during the first quarter in 2027.  Mr. Etta also is entitled to certain severance and other financial benefits in the event of the termination of his employment under certain circumstances, as well as being entitled to certain change in control benefits.  The Employment Agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Effective September 1, 2026, as noted in Item 1.01 above, Nchacha Etta was appointed Executive Vice President and Chief Financial Officer of the Company.  Mr. Etta, age 56, is the former Executive Vice President and Chief Financial Officer of Omnicell, Inc., a global healthcare and medical technology company, where he oversaw the company’s global finance, information technology, investor relations strategies from 2023 to 2025. His breadth of finance and accounting experience stems from leading and working in global finance organizations across the healthcare, technology, consumer products and private equity sectors for more than 25 years. Prior to joining Omnicell, Mr. Etta served as Senior Vice President and Chief Financial Officer for Essilor of America, Inc., a subsidiary of EssilorLuxottica SA, from 2019 to 2022.  Before that role, Mr. Etta served as the Worldwide Vice President and Chief Financial Officer of Johnson & Johnson Vision from 2015 to 2019, and for the previous nine years, he held various senior finance roles at The Coca-Cola Company. Earlier in his career, Mr. Etta worked at Microsoft Corporation, Eli Lilly & Company and The Carlyle Group. Mr. Etta received a Bachelor of Science degree in Accounting from George Mason University, and an MBA in Finance from Howard University. He has served as a member of the board of directors of KBR, Inc. since 2024 and is a member of its Audit Committee and Sustainability, Technology and Cybersecurity Committee.
There was no arrangement or understanding between Mr. Etta and any other person pursuant to which Mr. Etta was appointed Executive Vice President and Chief Financial Officer of the Company. There are no family relationships between Mr. Etta and any director or executive officer of the Company, and Mr. Etta has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
As a result of this appointment, Jason Curtis, the Company’s Senior Vice President, Finance and Accounting, will no longer serve as Interim Chief Financial Officer, and will continue to serve as the Company’s Senior Vice President for Finance and Accounting.

Item 8.01    Other Events.
The Company issued a press release on August 14, 2026 announcing the appointment of Mr. Etta, a copy of which is filed herewith as Exhibit 99.1.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description of Exhibits

10.1	Employment Agreement between the Company and Nchacha Etta dated as of August 12, 2026.
99.2	Press release dated August 14, 2026.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: August 14, 2026	By:	/s/ JASON CURTIS
Jason Curtis
Interim Chief Financial Officer
(duly authorized officer and principal financial and accounting officer)